Exhibit 10.4

ModusLink Global Solutions, Inc.

FY 2009 Executive Management Incentive Plan

1.	Purpose

The objective of the FY 2009 Executive Management Incentive Plan (“2009 EMIP Plan” or “Plan”) is to recognize and reward the achievement of financial, business and management goals that are essential to the success of ModusLink Global Solutions, Inc. and its subsidiaries (the “Company” or “ModusLink Global Solutions”).

2.	Period of Effectiveness

This Plan relates to the 2009 fiscal year, August 1, 2008 to July 31, 2009.

3.	Eligibility

Certain executive employees of ModusLink Global Solutions and its subsidiaries, as determined by the Human Resources and Compensation Committee of the Board of Directors of ModusLink Global Solutions (the “Committee”), are eligible for participation in the 2009 EMIP Plan. (Each such designated person is called a “Participant” in this Plan.)

The Company will issue all Participants a notice of their eligibility and their individual Plan components by providing a document in the form of Appendix B to each eligible Participant. Other eligibility requirements are listed in Section 9 below.

4.	Target Payout Percentage

Participants will be assigned a target payout percentage for the 2009 EMIP Plan, expressed as a percentage of Base Salary (as defined herein). This percentage (the “Target Payout Percentage”) represents the potential bonus that will be earned at full achievement of goals for all Plan components at their “target” levels. The Target Payout Percentage will vary according to the Participant’s position. Actual payout percentage will vary based on the factors described in Section 5 below.

5.	Plan Components and Targets

The Plan payout will be measured based upon achievement against “NGOI” (subsidiary-specific and/or consolidated, depending on the Participant’s role), Sales Revenue and Individual Performance, each as further described below. A percentage of each Participant’s Target Payout Percentage will be allocated to each of the relevant components for that Participant.

A.	Non-GAAP Operating Income (Loss) (“NGOI”)

Non-GAAP Operating Income (Loss) (“NGOI”) is defined as operating income (Loss) of ModusLink Global Solutions, Inc. excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation, restructuring and non-cash charges.

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Each Participant’s Target Payout Percentage will include a component based on Consolidated NGOI targets. Some Participants will also have a component based on a subsidiary-specific NGOI target. Each Participant will be informed of (i) the relevant “Threshold Level” for Consolidated NGOI, (ii) the “Target Level” for Consolidated NGOI and, if applicable, for subsidiary-specific NGOI for the Participant’s company, and (iii) a “Maximum Level” for Consolidated NGOI.

B.	Sales Revenue

Each Participant’s Target Payout Percentage will include a component based on a Sales Revenue target. For some Participants the Sales Revenue target will be based on Consolidated Sales Revenue and for some Participants the Sales Revenue target will be based on Subsidiary-specific Sales Revenue. Each Participant will be informed of (i) the “Threshold Level” for the relevant Sales Revenue, (ii) the “Target Level” for the relevant Sales Revenue, and (iii) a “Maximum Level” for relevant Sales Revenue.

C.	Individual Performance

Each Participant’s Target Payout Percentage will include a component based on achievement of individual goals and objectives. In order to be eligible for the individual performance component, all Participants must have clearly documented individual goals and objectives established in conjunction with and approved by the Chief Executive Officer (and in the case of the Chief Executive Officer, by the Committee). Achievement of these goals and objectives will be assessed by the Chief Executive Officer following the close of the fiscal year. In the event the Company realizes overachievement with regard to Consolidated NGOI and/or Sales Revenue, the actual payment made with respect to individual performance will be increased proportionally to reflect the amount of overachievement paid with respect to Consolidated NGOI and Sales Revenue (reflecting the relative weight of each component on the Target Payout Percentage).

6.	Gates

If ModusLink Global Solutions does not achieve the Threshold Level for Consolidated NGOI, no payments whatsoever will be made under this Plan, whether for NGOI achievement (consolidated or regional), Sales Revenue or individual performance.

No payout will be made without approval from the Committee.

7.	Calculation of Achievement and Overachievement Adjustments

Subject in each case to Section 6 above:

A.	Consolidated NGOI

In the event that the Threshold Level for Consolidated NGOI is achieved, each Participant would be eligible to receive a portion of the Consolidated NGOI component of his or her

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Target Payout Percentage based on a pro rata sliding scale running between 0% to 100% based on the spread between the Threshold Level and the Target Level. If the Consolidated NGOI exceeds the Target Level, the total payout made to the Participant for Consolidated NGOI will be based on a pro rata sliding scale running between 100% and 200% based on the spread between the Target Level and the Maximum Level.

B.	Subsidiary NGOI

In the event that the relevant Threshold Level for Subsidiary NGOI (where relevant) is achieved, each Participant with a Subsidiary NGOI component would be eligible to receive a portion of the Subsidiary NGOI component of his or her Target Payout Percentage based on a pro rata sliding scale running between 0% to 100% based on the spread between the Threshold Level and the Target Level. If the Subsidiary NGOI exceeds the Target Level, the total payout made to the Participant for Subsidiary NGOI will be based on a pro rata sliding scale running between 100% and 200% based on the spread between the Target Level and the Maximum Target.

C.	Sales Revenue

In the event that the Threshold Level for Sales Revenue is achieved, each Participant would be eligible to receive a portion of the Sales Revenue component of his or her Target Payout Percentage based on a pro rata sliding scale running between 0% to 100% based on the spread between the Threshold Level and the Target Level. If the Sales Revenue exceeds the Target Target, the total payout made to the Participant for Sales Revenue will be based on a pro rata sliding scale running between 100% and 200% based on the spread between the Target Level and the Maximum Level.

D.	Individual Performance

For the individual performance metric, the Chief Executive Officer (and in the case of the Chief Executive Officer, the Committee) will assess each Participant’s performance against pre-established goals and assign a percentage achievement for the Individual Performance Component. In the event there is overachievement with regard to Consolidated NGOI, Subsidiary NGOI and/or Sales Revenue, the actual payment made with respect to individual performance will be increased proportionally to reflect the amount of overachievement paid with respect to Consolidated NGOI, Subsidiary NGOI and Sales Revenue (reflecting the relative weight of each component on the Target Payout Percentage for a Participant).

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8.	Payout Calculations

A.	A Participant’s payout under this EMIP (the “Payout Amount”) will be calculated by multiplying (A) the Target Payout Percentage by (B) the weighted achievement levels computed in accordance with Section 7 above, by (C) the Participant’s Base Salary. For purposes of this EMIP, “Base Salary” is the total actual amount of base salary earned by the Participant during the fiscal year with respect to the period during which the Participant was eligible for EMIP.

B.	If the employee’s Target Payout Percentage changes during the fiscal year, the bonus payout will be pro-rated as follows: The new Target Payout Percentage will apply to the number of full months at the new target. The previous Target Payout Percentage will apply to the prior months.

C.	Results exceeding the Maximum Target will be eligible for additional payouts at the discretion of the Board.

D.	The payments will be made in accordance with the Company’s normal payroll practices.

9.	Specific Eligibility Requirements

A.	To be eligible for any payment under the Plan, a Participant must be an active executive of ModusLink Global Solutions or one of its subsidiaries (subject to Section 9B below) on the date actual Plan payments are made.

B.	Only those employees who become eligible prior to April 30, 2009 will participate in the Plan.

10.	Administration of Plan; Miscellaneous Matters

A.	Payment on any particular occasion of any bonus amount in accordance with this Plan shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under this Plan or otherwise.

B.	Participants who live and work in a non-United States location will have their Plan payout calculations performed (i.e., comparisons against metrics will be local currency denominated) and payouts issued in their local currency, unless a specific ex-patriate or other employment agreement specifically provides otherwise.

C.	The adoption of this Plan shall not be deemed to give any employee the right to be retained in the employ of ModusLink Global Solutions or its subsidiaries or to interfere with the right of the Company to dismiss any employee at any time, for any reason not prohibited by law nor shall it be deemed to give the Company the right to require any employee to remain in its employ.

D.	Payments under this Plan are not to be considered for any purpose as part of the Participant’s base salary or wages.

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E.	The financial targets assigned and recognized as goals on any of the performance factors may be removed, revised or otherwise modified by the Committee at any time for any reason or for no reason.

F.	The Committee’s interpretation of the Plan is final and in the sole and absolute discretion of the Committee. The Committee reserves the right to make final and binding decisions regarding the amount of incentive, if any, to be paid to any Participant. The Committee also reserves the right to amend, terminate and modify this Plan at any time in its sole discretion with or without notice. Each Participant, by signing a Certificate of Acknowledgment, specifically acknowledges this right.

G.	No Participant or third party acting on behalf of or through a Participant shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any amounts that may be payable hereunder, nor shall any of said amounts be subject to seizure for payment of debt, judgments, alimony or separate maintenance owed by a Participant, or be transferable by operation of law in the event of a bankruptcy, or otherwise.

H.	This Plan is administered by, and all decisions regarding any payments hereunder shall be made from, ModusLink Global Solutions, Inc. regardless of whether a Participant is employed by ModusLink Global Solutions or one of its subsidiaries.

I.	If any term or condition of this Plan is found to be in non-conformance with a given state or federal or other law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.

J.	The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

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Appendix A

Certificate of Acknowledgement

I,                                              , hereby certify that I have read the ModusLink Global Solutions, Inc. FY 2009 Executive Management Incentive Plan. I understand and agree with the terms of the Plan and agree to be bound thereby.

Participant Signature	Date

Printed Name

Witness Signature

Printed Name

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Appendix B

FY 2009 Executive Management Incentive Plan

Participant Information Form

Participant Name:

Target Payout Percentage:

The Target Payout is allocated as follows:

Consolidated NGOI Achievement:	%

Subsidiary NGOI Achievement:	%

Sales Revenue Achievement:	%

Indicate Company (if applicable):

Individual Performance:	%

The relevant NGOI Targets for Participant are as follows:

Consolidated NGOI

Threshold Level:	$	(per Section 6 of the Plan, no payout will be made unless the Threshold Level of Consolidated NGOI is met)

Target Level:	$
Maximum Level:	$

Subsidiary NGOI (if applicable)

Subsidiary:

Threshold Level:	$
Target Level:	$
Maximum Level:	$

Sales Revenue

Consolidated:

Threshold Level:	$
Target Level:	$

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Maximum Level:	$

Subsidiary:

Threshold Level:	$
Target Level:	$
Maximum Level:	$

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